Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT ANNOUNCES

PRICING OF 6% SENIOR SUBORDINATED NOTES DUE 2012

PRINCETON, NJ, December 16, 2004 — Church & Dwight (NYSE:CHD) announced today that it has priced $250 million of 6% Senior Subordinated Notes due 2012 to be issued in a private offering to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Church & Dwight intends to use the net proceeds from the offering to finance the tender offer for its 9 1/2% Senior Subordinated Notes due 2009.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), increases in raw material, packaging and energy prices, the company’s ability to raise prices or reduce promotion spending, the company’s ability to implement cost reduction programs in response to commodity price increases, the financial condition of major customers, trade, competitive and consumer reactions to the Company’s products and other factors described in Church & Dwight’s quarterly and annual reports filed with the SEC.

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